UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2012

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

1360 O’Brien Drive, Menlo Park, California 94025

(Address of principal executive offices, with zip code)

(650) 462-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 8, 2012, the Board of Directors of the Depomed, Inc. (the “Company”) appointed Samuel R. Saks, M.D. as a director of the Company.

From 2003 to 2009, Dr. Saks, 57, served as CEO of Jazz Pharmaceuticals, Inc., a specialty pharmaceutical company he co-founded.  Prior to joining Jazz Pharmaceuticals, Dr. Saks held a number of positions at Alza Corporation, which was acquired by Johnson & Johnson in 2001.  From 2001 to 2003, he was Company Group Chairman of Alza and served as a member of Johnson & Johnson’s Pharmaceutical Group Operating Committee.  From 1992 to 2001, he held various executive positions at Alza, including Senior Vice President, Medical Affairs and Group Vice President, where he was responsible for clinical and commercial activities.  He has also held clinical research positions in oncology at Schering-Plough Corporation, XOMA Corporation and Genentech, Inc.  From 1987 to 2000, Dr. Saks was Assistant Clinical Professor of Medicine in the oncology division of the Department of Medicine at the University of California, San Francisco.  From April 2011 until February 2012, Dr. Saks served as interim Chief Medical Officer of Threshold Pharmaceuticals.  Dr. Saks also serves as a director of a number of pharmaceutical companies, including TONIX Pharmaceuticals and Auspex Pharmaceuticals.  Dr. Saks received a B.S. and an M.D. from the University of Illinois.

In connection with his appointment to the Board of Directors, Dr. Saks received an automatic grant of an option to purchase 40,000 shares of the Company’s common stock under the Company’s 2004 Equity Incentive Plan (the “2004 Plan”). The exercise price of the option is $6.17 per share, and the option vests and becomes exercisable in 48 equal monthly installments.  Dr. Saks will also receive the cash compensation payable to non-employee directors pursuant to the Company’s non-employee director compensation policy, and, beginning in 2013, annual option grants to purchase 20,000 shares of common stock pursuant to the automatic option grant provisions of the 2004 Plan.  The Company has entered into its standard form of indemnification agreement with Dr. Saks.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: October 10, 2012	By:	/s/ Matthew M. Gosling
Matthew M. Gosling
Senior Vice President and General Counsel